SEACOR SMIT LOGO                                         STERLING SHIPPING LOGO
                                                              PRESS RELEASE

                        SEACOR SMIT AND STIRLING SHIPPING
                              SIGN LETTER OF INTENT

HOUSTON, TEXAS
March 6, 2001

FOR IMMEDIATE RELEASE -- SEACOR SMIT Inc. (NYSE:CKH) and Stirling Shipping Company Ltd. ("Stirling Shipping"), a private UK company based in Glasgow, Scotland, announced today that they had signed a letter of intent for SEACOR to acquire all of the issued share capital of Stirling Shipping and certain subsidiaries.

Purchase consideration will be based on the adjusted assets less liabilities of Stirling Shipping at closing and is estimated to total approximately (pound)58.0 million. The purchase price will be payable approximately 50% in cash, 20% in shares of SEACOR common stock, 20% in loan notes and 10% in convertible notes. Stirling's long term debt is projected to be approximately (pound)38.3 million at closing. The final price is subject to certain closing adjustments.

Through its acquisition of Stirling Shipping, SEACOR will acquire twelve vessels all currently operating in the North Sea with an average age of 11.7 years and contracts for the construction of two new vessels. Of the twelve vessels, nine are platform supply vessels ("PSVs") and three are anchor handling towing supply vessels ("AHTS"). The new construction contracts are for two 15,000 bhp AHTS vessels at a total cost of approximately (pound)31.6 million. The vessels will be built in the UK and are scheduled for delivery during the first half of 2002.

SEACOR intends to retain Stirling Shipping's management and vessel crews. It is also intended that James Cowderoy, Managing Director of Stirling Shipping, will join SEACOR's senior management and be nominated to serve on SEACOR's Board of Directors.

Completion of the transaction is subject to certain due diligence items, execution of definitive documentation, approval of Stirling Shipping's shareholders and the Boards of Directors of Stirling Shipping and SEACOR. The parties anticipate that the transaction will be completed by the end of April 2001.

Charles Fabrikant, Chairman of SEACOR, commented: "We are pleased to have the opportunity to acquire Stirling Shipping, a company with a strong reputation, excellent management, and a quality fleet. This acquisition modernizes our international fleet and expands our market coverage."


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James Cowderoy, Managing Director of Stirling Shipping, remarked: "We look forward to becoming an important part of SEACOR SMIT. Our companies' activities are well matched and this deal will enable us to build on each other's respective strengths."

SEACOR SMIT and its subsidiaries engage in two primary activities (i) operation of a diversified fleet of marine vessels primarily dedicated to supporting offshore oil and gas exploration and development in the US Gulf of Mexico, offshore West Africa, the North Sea, the Far East, Latin America, and other foreign regions and (ii) provision of environmental services domestically and internationally, including marine oil spill response, training, and consulting.

This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Statements herein that describe the company's business strategy, industry outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements, including risks associated with the level of oil and natural gas exploration, the availability of competitive vessels, and the level of oil and natural gas prices. The forward-looking statements included in the release are made only as of the date of this release and the company undertakes no obligation to publicly update the forward-looking statements to reflect subsequent events or circumstances.

For additional information, contact Randall Blank at (212) 307-6633 or visit SEACOR's website at www.seacormarine.com. For Stirling Shipping, contact James Cowderoy at +44 141 352 5600 or visit Stirling's website at www.stirling-shipping.com.











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